EXHIBIT 99
PALL CORPORATION AUDIT COMMITTEE COMMENCES INQUIRY INTO POTENTIAL
UNDERSTATEMENT OF PROVISION FOR INCOME TAXES IN PRIOR PERIODS
July 19, 2007 (EAST HILLS, NY) — Pall Corporation (NYSE: PLL) today announced that the Audit Committee of its Board of Directors has commenced an inquiry into the possibly material understatement of U.S. income tax payments and of its provision for income taxes in certain prior periods beginning with its fiscal year ended July 31, 1999. The matter relates to the taxation of certain indebtedness of the Company to a foreign subsidiary of the Company. The Company has notified the Internal Revenue Service and the Securities and Exchange Commission of this matter and of the Audit Committee’s pending inquiry. This matter may also have resulted in the Company’s failure to comply with certain terms of its debt or other agreements. The Company may need to seek waivers under those agreements, including to effectuate its intention to declare a quarterly dividend for the quarter ending July 31, 2007. The Company intends to report on the Audit Committee’s inquiry as soon as practicable.
About Pall Corporation
     Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, municipal and industrial water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2006 were $2.0 billion. The Company’s headquarters are in East Hills, New York, with extensive operations throughout the world. For more information visit Pall at http://www.pall.com/.
Cautionary Statement Regarding Forward Looking Statements
     This release contains forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those we have identified in our other reports filed with the Securities and Exchange Commission, but also include the following:
•	risks arising from potential material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of any restatement of prior period financial statements;
•	risks associated with our inability to satisfy covenants under our syndicated credit facility or to obtain waivers of compliance with those covenants or waivers of defaults under our debt and other agreements;
•	potential adverse effects if we are required to recognize other adverse tax- or accounting-related developments; and
•	risks relating to litigation or regulatory inquiries associated with the restatement of prior period financial statements or other related matters.
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Contacts
Pat Iannucci
V.P. Investor Relations & Corporate Communications
516-801-9848
piannucci@pall.com
Or
Denise DesChenes / Victoria Hofstad
Sard Verbinnen & Co.
Telephone: 212-687-8080